Exhibit 99


              ADVANCED NMR SYSTEMS, INC. TERMINATES PLANS TO MERGE WITH
                          ADVANCED MAMMOGRAPHY SYSTEMS, INC.

                    Wilmington, MA, May 16, 1996 --- Advanced NMR Systems, Inc. (NASDAQ: ANMR) announced that its Board of Directors has voted to terminate a previously-announced Agreement and Plan of Merger dated February 4, 1996 which had provided for the merger of ANMR and Advanced Mammography Systems, Inc., (NASDAQ: MAMO). Advanced Mammography Systems, Inc. is a 61% owned subsidiary of ANMR. Effective May 17, 1996, the Company will be listed on the Nasdaq SmallCap Market. Advanced NMR Systems, Inc. will continue to be traded under the symbol ANMR.

                    In a separate announcement today, Advanced Mammography Systems, Inc. said it has completed a private placement of Convertible Debentures to purchase Advanced Mammography Systems common stock for an aggregate purchase price of $3,000,000.

                    Jack Nelson, Chairman and Chief Executive Officer of ANMR said: "The financing secured for Advanced Mammography Systems and the termination of the AMS merger will enable ANMR to focus on its growing diagnostic imaging and rehabilitation business and the optimizing of technology developed by ANMR. It will allow AMS to accelerate the completion of product technology developed by ANMR. It will allow AMS to accelerate the completion of product development for its dedicated MR Breast Imaging product and to fund a worldwide product launch for the product. We are particularly pleased to announce that ANMR's wholly-owned subsidiary, Medical Diagnostics, Inc., will be an active participant in the Breast Imaging system product marketing through management services it will officer to "Aurora" customers. As a result, ANMR will not only benefit from product sales as they are reflected in our equity interest in AMS, but will receive ongoing revenues from reimbursement for breast imaging procedures."

                    This release contains forward-looking statements based upon current expectations that include a number of business risks and uncertainties. The factors that could cause results to differ materially include the following: delays in product development, lack of market acceptance of the technology and changes in health care regulations, including reimbursement programs.

                    Advanced NMR Systems, Inc. develops and manufactures ultrafast magnetic resonance imaging technology for clinical applications and advanced research and is a provider of diagnostic imaging and rehabilitation services through its wholly-owned subsidiary, Medical Diagnostics, Inc. its majority-owned subsidiary, Advanced Mammography Systems, Inc. has developed the only dedicated Breast Imaging system based on magnetic resonance imaging technology. The Company received U.S. Food and Drug Administration (FDA) clearance to begin marketing activities for the product in February 1996.

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